                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*


                              HYBRID NETWORKS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   44860K 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


---------------------------------   -------------------------------------------

CUSIP NO.  44860K  10  2                PAGE     2      OF      7      PAGES
          ------------------                -----------    -----------
---------------------------------   -------------------------------------------

----- -------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  1   Strachman Revocable Trust DTD 06/12/78
----- -------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (A)  / /
  2                                                                 (B)  / /
----- -------------------------------------------------------------------------
  3   SEC USE ONLY

----- -------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

  4   U.S.A.
----- -------------------------------------------------------------------------

                                 SOLE VOTING POWER

                           5     834,210
                        -------- ----------------------------------------------
      NUMBER OF
       SHARES                    SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY             6     0
                        -------- ----------------------------------------------
        EACH
      REPORTING                  SOLE DISPOSITIVE POWER
       PERSON
        WITH               7     834,210
                        -------- ----------------------------------------------
                                 SHARED DISPOSITIVE POWER

                           8     0
----- -------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9   834,210
----- -------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
----- -------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11   8.1%
----- -------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

 12   OO
----- -------------------------------------------------------------------------

                                  SCHEDULE 13G

---------------------------------   -------------------------------------------

CUSIP NO.  44860K  10  2                PAGE      3      OF      7      PAGES
          ------------------                -----------    -----------
---------------------------------   -------------------------------------------

----- -------------------------------------------------------------------------
      NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  1   Howard L. Strachman
----- -------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (A)  / /
  2                                                              (B)  / /
----- -------------------------------------------------------------------------
  3   SEC USE ONLY

----- -------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

  4   U.S.A.
----- -------------------------------------------------------------------------
                                 SOLE VOTING POWER

                           5     0
                        -------- ----------------------------------------------
        NUMBER OF
         SHARES                 SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY          6     834,210
                        -------- ----------------------------------------------
          EACH
        REPORTING               SOLE DISPOSITIVE POWER
         PERSON
          WITH            7     0
                        -------- ----------------------------------------------
                                 SHARED DISPOSITIVE POWER

                           8     834,210
----- -------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9   834,210
----- -------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
----- -------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11   8.1%
----- -------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*

 12   IN
----- -------------------------------------------------------------------------

                                  SCHEDULE 13G

-----------------------------      --------------------------------------------

CUSIP NO.  44860K  10  2               PAGE      4      OF      7      PAGES
          -------------------               -----------    -----------
-----------------------------      --------------------------------------------

---- ---------------------------------------------------------------------------
     NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  1  Irene B. Strachman
---- ---------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (A)  / /
  2                                                          (B)  / /
---- ---------------------------------------------------------------------------
  3  SEC USE ONLY

---- ---------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION

  4  U.S.A.
---- ---------------------------------------------------------------------------
                                SOLE VOTING POWER

                          5     0
                       -------- ------------------------------------------------
       NUMBER OF
        SHARES                 SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY           6     834,210
                       -------- ------------------------------------------------
         EACH
       REPORTING                SOLE DISPOSITIVE POWER
        PERSON
         WITH             7     0
                       -------- ------------------------------------------------
                                SHARED DISPOSITIVE POWER

                          8     834,210
---- ---------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  9  834,210
---- ---------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
---- ---------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

 11  8.1%
---- ---------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*

 12  IN
---- ---------------------------------------------------------------------------

ITEM 1.   ISSUER'S NAME AND ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:

          (a)  Hybrid Networks, Inc.
          (b)  6409 Guadalupe Mines Road, San Jose, CA 95120

ITEM 2.   INFORMATION CONCERNING PERSON FILING:

          REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
          (a)  Strachman Revocable Trust DTD 06/12/78
          (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
          (c)  U.S.A.
          (d)  Common Stock
          (e)  44860K 10 2

          REGARDING HOWARD L. STRACHMAN:
          (a)  Howard L. Strachman
          (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
          (c)  U.S.A.
          (d)  Common Stock
          (e)  44860K 10 2

          REGARDING IRENE B. STRACHMAN:
          (a)  Irene B. Strachman
          (b)  21580 Stevens Creek Blvd., #207, Cupertino, CA 95014
          (c)  U.S.A.
          (d)  Common Stock
          (e)  44860K 10 2

ITEM 3.   STATUS OF PERSON FILING:

          Not applicable.

ITEM 4.   OWNERSHIP:

          REGARDING STRACHMAN REVOCABLE TRUST DTD 06/12/78:
          (a)  834,210
          (b)  8.1%
          (c)  (i)   Sole power to vote or to direct vote: 834,210 shares
               (ii)  Shared power to vote or to direct vote: 0 shares
               (iii) Sole power to dispose or to direct the disposition: 834,210 shares
               (iv)  Shared power to dispose or to direct the disposition: 0 shares

          REGARDING HOWARD L. STRACHMAN:
          (a)  834,210
          (b)  8.1%
          (c)  (i)   Sole power to vote or to direct vote: 0 shares
               (ii)  Shared power to vote or to direct vote: 834,210 shares
               (iii) Sole power to dispose or to direct the disposition: 0 shares
               (iv)  Shared power to dispose or to direct the disposition:
                     834,210 shares

                                                               Page 5 of 7 pages

          REGARDING IRENE B. STRACHMAN:
          (a)  834,210
          (b)  8.1%
          (c)  (i)   Sole power to vote or to direct vote: 0 shares
               (ii)  Shared power to vote or to direct vote: 834,210 shares
               (iii) Sole power to dispose or to direct the disposition: 0 shares
               (iv)  Shared power to dispose or to direct the disposition:
                     834,210 shares


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not applicable.

ITEMS 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Howard L. Strachman and Irene B. Strachman, husband and wife, jointly hold as trustees of the Strachman Revocable Trust DTD 06/12/78, 834,210 shares.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

ITEM 10.  CERTIFICATION:

          Not applicable.

                                                               Page 6 of 7 pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                      2/16/99
                      -------------------------------------------------
                      Date



                      /s/ Howard L. Strachman
                      -------------------------------------------------
                      Signature

                      Howard L. Strachman, Co-Trustee of the
                      Strachman Revocable Trust DTD 06/12/78
                      -------------------------------------------------
                      Name/Title



                      /s/ Irene B. Strachman
                      -------------------------------------------------
                      Signature

                      Irene B. Strachman, Co-Trustee of the
                      Strachman Revocable Trust DTD 06/12/78
                      -------------------------------------------------
                      Name/Title


                                                               Page 7 of 7 pages